EXHIBIT 5.1


                                  June 30, 1998


Bell Microproducts Inc.
1941 Ringwood Ave,
San Jose, California 95131


         Re:      Registration Statement on Form S-8

Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 30, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of your Common Stock (the "Shares") 500,000 of which are to be issued pursuant to the 1998 Stock Plan (the AStock Plan") and 250,000 of which are to be issued pursuant to the Employee Stock Purchase Plan (the "ESPP" and, collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans and pursuant to the agreements which accompany the Plans (the "Agreements").

         It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the Agreements, the Shares will be legally and validly issued, fully-paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                           Sincerely yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation

                                           /s/ Wilson Sonsini Goodrich & Rosati